Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-1 of NextTrip, Inc. of our report dated June 23, 2025, relating to our audit of the financial statements of FSA Travel, LLC as of and for the years ended December 31, 2024 and December 31, 2023 appearing in that Current Report on Form 8-K/A of NextTrip, Inc. filed with the Securities and Exchange Commission on June 23, 2025.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Haynie & Company

Haynie & Company
Salt Lake City, Utah
July 29, 2025